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EXHIBIT 10.3

FIRST AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into effective February 19, 2002 by and between Caremark Rx, Inc., a Delaware corporation ("Employer") and James H. Dickerson, Jr. ("Officer"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Amended and Restated Employment Agreement between Employer and Officer effective May 1, 2000 (the "Employment Agreement").

        WHEREAS, Employer and Officer have agreed to amend the Employment Agreement as provided therein;

        NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained in the Employment Agreement and this Amendment, the parties agree as follows:

        1.    Amendments.

          (a)  The first paragraph of Section 9(f) of the Employment Agreement is hereby deleted in its entirety, and the following two paragraphs are substituted in lieu thereof:

            (f)    Termination Upon a Change of Control. For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following events: (a) the acquisition after the date of this Agreement, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or entity (other than Officer) or group of persons or entities (other than Officer) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act) of any securities of Employer such that as a result of such acquisition such person or entity or group beneficially owns (within the meaning of Rule 13d-3(a)(1) under the Exchange Act) more than 50% of Employer's then outstanding voting securities entitled to vote on a regular basis for a majority of the Board; or (b) the sale of all or substantially all of the assets of Employer (including, without limitation, by way of merger, consolidation, lease or transfer) in a transaction where Employer or the holders of common stock of Employer do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the Board of Directors of the acquiring entity or of an affiliate that controls the acquiring entity or (ii) securities representing a majority of the equity interests in the acquiring entity or of an affiliate that controls the acquiring entity; or (c) any other event constituting a "Change in Control" under the Caremark Rx, Inc. 1998 Stock Option Plan. The term "Surviving Entity" shall mean the surviving corporation or organization following a Change of Control. The term "Direct Competitor" shall mean a company engaged in business activities that directly compete with Employer's business activities at the time of the Change of Control.

    In the event of a Change of Control involving a Direct Competitor, Officer may elect to terminate his employment by given 30 days prior written notice to the Surviving Entity. Notwithstanding the foregoing, Officer agrees not to terminate his employment until at least 6 months after the Change of Control if the Surviving Entity has notified Officer in writing within 10 business days following the Change of Control that it would like Officer to remain employed for a 6-month transition period. In the event of a Change of Control not involving a Director Competitor, Officer shall have the right to request at any time during the 30 day period following the consummation of such Change of Control that the Surviving Entity acknowledge and confirm in writing to Officer that the Surviving Entity has assumed all of Employer's rights and obligations in this Agreement in connection with such Change of Control (the "Employment Confirmation"). If the Surviving Entity shall fail to provide Officer with an Employment Confirmation within 30 days of Officer's written request for same, then Officer shall be entitled to terminate his employment during the period commencing 31 days after Officer's written request for an Employment Confirmation and terminating 61 days after Officer's written request for an Employment Confirmation. In the event Officer terminates his employment pursuant to this Section 9(f), then Officer shall be entitled to: (i) a lump sum payment equal to three (3) years of Officer's current base salary; (ii) a lump sum payment equal to three (3) years of Officer's current annual incentive bonus; (iii) continued coverage under Employer's standard and executive benefit plans for three (3) years in accordance with the terms of the applicable plans; provided, if the terms of the applicable plan do not permit continued coverage, then Successor Employer shall pay to Officer the value of the applicable benefits in lump sum upon termination of employment; (iv) the applicable stock option plan shall control the treatment of Officer's unexercised stock options, if any; and (v) a Gross-Up Payment to the extent provided by the third paragraph of this Section 9(f).

          (b)  Section 8(c) of the Employment Agreement is hereby deleted in its entirety.

        2.    No Other Amendment. Except as expressly modified by this Amendment, all other terms and conditions of the Employment Agreement shall not be modified or amended and shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CAREMARK RX, INC.

/s/ Mac Crawford	/s/ James H. Dickerson, Jr.
Mac Crawford	James H. Dickerson, Jr.
Chairman and CEO

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FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT